Exhibit 99.1

News Release

Coca-Cola Consolidated Reports
Third Quarter and First Nine Months 2026 Results

■Third quarter of 2026 net sales increased 5% versus the third quarter of 2025.
■Gross profit in the third quarter of 2026 was $772 million, an increase of 3%(a).
■Income from operations for the third quarter of 2026 was $272 million, an increase of $25 million, or 10%. Operating margin for the third quarter of 2026 increased 60 basis points to 13.7%.
■For the first nine months of 2026, income from operations was $780 million, an increase of $72 million, or 10%; adjusted(b) income from operations increased 5%.

Key Results

	Third Quarter			First Nine Months
(in millions)	2026	2025	Change	2026	2025	Change
Volume(1)	94.2	92.8	1.4%	278.8	260.3	7.1%
Net sales	$1,989.5	$1,888.3	5.4%	$5,888.6	$5,323.8	10.6%
Gross profit	$771.6	$748.5	3.1%	$2,277.1	$2,118.1	7.5%
Gross margin	38.8%	39.6%		38.7%	39.8%
Income from operations	$271.6	$246.6	10.1%	$780.5	$708.5	10.1%
Operating margin	13.7%	13.1%		13.3%	13.3%

Beverage Sales	Third Quarter			First Nine Months
(in millions)	2026	2025	Change	2026	2025	Change
Sparkling bottle/can	$1,130.9	$1,083.1	4.4%	$3,405.0	$3,096.9	9.9%
Still bottle/can	$687.2	$643.3	6.8%	$1,990.2	$1,778.5	11.9%
(1) Volume is measured on a standard physical case basis and is used to standardize differing package configurations delivered via direct store delivery.

Third Quarter and First Nine Months 2026 Review
CHARLOTTE, November 4, 2026 – Coca‑Cola Consolidated, Inc. (NASDAQ: COKE) today reported operating results for the third quarter ended October 2, 2026 and the first nine months of fiscal 2026.

"Our third quarter results reflect the strength of our business and the dedication of our teammates to serving our customers and consumers every day," said J. Frank Harrison, III, Chairman and Chief Executive Officer. "Our net sales growth reflects a healthy balance of volume and price which, combined with our focus on local execution, continues to position us for long-term growth. We remain committed to investing for the long term, including the addition of our new glass bottle production line in Indianapolis, while continuing to strengthen our balance sheet. This year, through October, we have reduced our debt by $450 million."

Volume increased 1.4% in the third quarter of 2026 and 7.1% in the first nine months of 2026. On an adjusted(b) basis, volume increased 5.1% in the first nine months of 2026. Our Sparkling category volume increased 1.5% in the third quarter of 2026 and 6.7% in the first nine months of 2026, or 4.6% on an adjusted(b) basis. Sparkling volume growth was led by our zero-sugar and flavor offerings. Still category volume increased 1.2% in the third quarter of 2026 and 8.5% in the first nine months of 2026, or 6.6% on an adjusted(b) basis. The Still category volume growth was driven by strong performance primarily from our Energy and Protein products. In addition, we estimate the shift in timing of the Fourth of July holiday reduced total volume by approximately 1.0% in the third quarter of 2026 compared to the third quarter of 2025.

Net sales increased 5.4% to $2.0 billion in the third quarter of 2026. The growth in net sales was primarily the result of annual pricing actions with additional contribution from higher volumes. Sparkling and Still net sales increased 4.4% and 6.8%, respectively, in the third quarter of 2026 compared to the third quarter of 2025. The increase in Sparkling category net sales was driven primarily by sales of multi-pack, take-home aluminum can packages sold within our large store, club and value channels. Net sales of our Still products were especially strong in our convenience and value store channels. Volume mix in Still products contributed to the revenue growth as Energy and Protein products made up more of the sales growth in the quarter.

Gross profit in the third quarter of 2026 was $771.6 million, an increase of $23.1 million, or 3.1%. On an adjusted(b) basis, gross profit increased $20.4 million, or 2.7%. Gross margin in the third quarter of 2026 decreased 80 basis points to 38.8%. Adjusted(b) gross margin in the third quarter of 2026 decreased 100 basis points to 38.6%. The annual price increases we executed earlier this year across our portfolio have helped to offset a portion of the higher commodity and supply chain costs experienced during the third quarter of 2026. However, the growth in certain supply chain and commodity costs, in particular aluminum and fuel, has outpaced our price increases, leading to the gross margin compression during the quarter. Additionally, our gross margin for the third quarter of 2026 was negatively impacted by the shift in our sales mix. For the first nine months of 2026, gross profit increased $159.0 million, or 7.5%. For the first nine months of 2026, adjusted(b) gross profit increased $109.4 million, or 5.2%.

"We are pleased with the continued momentum of our business and the success of our commercial strategies, which drove strong net sales growth in the quarter," said Dave Katz, President and Chief Operating Officer. "Higher aluminum costs, a challenging transportation market and increased fuel costs continued to pressure our gross margin. However, disciplined expense management, along with cycling our prior-year investment in our teammates, allowed us to leverage our operating expenses and expand our operating margin. Together with The Coca-Cola Company, we remain focused on affordability as we invest strategically with our customers to drive balanced, durable growth.”

Selling, delivery and administrative (“SD&A”) expenses in the third quarter of 2026 decreased $1.9 million, or 0.4%. SD&A expenses as a percentage of net sales decreased to 25.1% in the third quarter of 2026 from 26.6% in the third quarter of 2025. The change in SD&A expenses was driven by an increase in labor costs related to annual wage adjustments and higher employee benefit costs, offset by a favorable, non-cash fair value adjustment to our fuel hedging positions of approximately $6 million. On an adjusted(b) basis, SD&A expenses in the third quarter of 2026 increased by $3.8 million, or 0.8%. On an adjusted(b) basis, SD&A expenses as a percentage of net sales declined to 25.4% in the third quarter of 2026 from 26.6% in the third quarter of 2025. SD&A expenses in the first nine months of 2026 increased $87.0 million, or 6.2%. The increase in SD&A expenses in the first nine months of 2026 was driven by an additional investment in the base wages of our front-line teammates, which became effective at the beginning of the third quarter of 2025. Approximately $25.0 million of the year-to-date increase was related to the six additional days in the first nine months of 2026.

Income from operations in the third quarter of 2026 was $271.6 million, compared to $246.6 million in the third quarter of 2025, an increase of $25.0 million, or 10.1%. On an adjusted(b) basis, income from operations in the third quarter of 2026 was $262.9 million, an increase of $16.6 million, or 6.7%. Operating margin for the third quarter of 2026 was 13.7% as compared to 13.1% for the third quarter of 2025, an increase of 60 basis points. Adjusted(b) operating margin for the third quarter of 2026 was 13.2% as compared to 13.0% for the third quarter of 2025, an increase of 20 basis points. For the first nine months of 2026, income from operations increased $71.9 million, or 10.1%. On an adjusted(b) basis, income from operations in the first nine months of 2026 increased $35.6 million, or 5.0%. The six additional selling days in the first nine months of 2026 accounted for approximately $30.0 million of the increase in income from operations.

Net income in the third quarter of 2026 was $175.9 million, compared to $142.3 million in the third quarter of 2025, an increase of $33.5 million, or 23.6%. On an adjusted(b) basis, net income in the third quarter of 2026 was $175.3 million, compared to $179.2 million in the third quarter of 2025, a decrease of $3.9 million, or 2.2%.

Net income in the third quarter of 2025 was adversely impacted by non-cash, fair value adjustments to our acquisition related contingent consideration as compared to the third quarter of 2026.

Net income for the first nine months of 2026 was $446.2 million, compared to $433.3 million in the first nine months of 2025, an improvement of $12.9 million, or 3.0%. On an adjusted(b) basis, net income in the first nine months of 2026 was $482.5 million, compared to $510.6 million in the first nine months of 2025, a decrease of $28.2 million, or 5.5%. Net income for the first nine months of 2026 was also negatively impacted by an increase in net interest expense as compared to the first nine months of 2025. Net income in the first nine months of 2026 benefited from the impact of six additional days, which increased net income by approximately $22.6 million during the period.

Cash flows from operations for the first nine months of 2026 were $664.8 million, compared to $722.9 million for the first nine months of 2025. During the first nine months of 2026, we invested approximately $219 million in capital expenditures. In fiscal year 2026, we expect capital expenditures to be approximately $300 million.

As a reminder, the first quarter of 2026 included six extra days as compared to the first quarter of 2025. The fourth quarter of 2026 will include six fewer days as compared to the fourth quarter of 2025. The full fiscal years of 2026 and 2025 have the same number of days.

(a) All comparisons are to the corresponding period in the prior year unless specified otherwise.
(b) The discussion of the operating results for the third quarter ended October 2, 2026 and the first nine months of 2026 includes selected non-GAAP financial information, such as “adjusted” results. The schedules in this news release reconcile such non-GAAP financial measures to the most directly comparable GAAP financial measures.

CONTACTS:
Brian K. Little (Media)	Matt Blickley (Investors)
Vice President, Corporate Communications Officer	Chief Financial Officer and Chief Accounting Officer
(980) 378-5537	(704) 557-4910
Brian.Little@cokeconsolidated.com	Matt.Blickley@cokeconsolidated.com

About Coca-Cola Consolidated, Inc.
Headquartered in Charlotte, N.C., Coca‑Cola Consolidated (NASDAQ: COKE) is the largest Coca‑Cola bottler in the United States. We make, sell and distribute beverages of The Coca‑Cola Company, and other partner companies, in more than 300 brands and flavors across 14 states and the District of Columbia, to approximately 60 million consumers.

For over 124 years, we have been deeply committed to the consumers, customers and communities we serve and passionate about the broad portfolio of beverages and services we offer. Our Purpose is to honor God in all we do, to serve others, to pursue excellence and to grow profitably.

More information about the Company is available at www.cokeconsolidated.com. Follow Coca‑Cola Consolidated on Facebook, X, Instagram and LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: increased costs (including due to inflation or uncertainty around tariffs) or disruption, unavailability or shortages of raw materials, fuel and other supplies; the reliance on purchased finished products from external sources; changes in public and consumer perception and preferences, including concerns related to product safety and sustainability, artificial ingredients, brand reputation and obesity; changes in government regulations related to nonalcoholic beverages, including regulations related to obesity, public health, artificial ingredients, recycling, sustainability, product safety and benefit programs, including supplemental nutrition assistance programs; decreases from historic levels of marketing funding support provided to us by The Coca‑Cola Company and other beverage companies; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of advertising, marketing and product innovation spending by The Coca‑Cola Company and other beverage companies, or advertising campaigns that are negatively perceived by the public; any failure of the several Coca‑Cola system governance entities of which we are a participant to function efficiently or in our best interest and any failure or delay of ours to receive anticipated benefits from these governance entities; provisions in our beverage distribution and manufacturing agreements with The Coca‑Cola Company that could delay or prevent a change in control of us or a sale of our Coca‑Cola distribution or manufacturing businesses; the concentration of our capital stock ownership; our inability to meet requirements under our beverage distribution and manufacturing agreements; changes in the inputs used to calculate our acquisition related contingent consideration liability; technology failures or cyberattacks on our information technology systems or our effective response to technology failures or cyberattacks on our third-party service providers’, business partners’, customers’, suppliers’ or other third parties’ information technology systems; unfavorable changes in the general economy; changes in trade policies, including the imposition of, or increase in, tariffs on imported goods; the concentration risks among our customers and suppliers; lower than expected net pricing of our products resulting from continued and increased customer and competitor consolidations and marketplace competition; the effect of changes in our level of debt, borrowing costs and credit ratings on our access to capital and credit markets, operating flexibility and ability to obtain additional financing to fund future needs; the failure to attract, train and retain qualified employees while controlling labor costs and other labor issues; the failure to maintain productive relationships with our employees covered by collective bargaining agreements, including failing to renegotiate collective bargaining agreements; changes in accounting standards; our use of estimates and assumptions; changes in tax laws, disagreements with tax authorities or additional tax liabilities; changes in legal contingencies; natural disasters, changing weather patterns and unfavorable weather, or the increased frequency of any such events due to climate change, and public expectations around combatting climate change or legislative or regulatory responses to such change. These and other factors are discussed in the Company’s regulatory filings with the United States Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025. The forward-looking statements contained in this news release speak only as of this date, and the Company does not assume any obligation to update them, except as may be required by applicable law.

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FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Third Quarter		First Nine Months
(in thousands, except per share data)	2026	2025	2026	2025
Net sales	$1,989,543	$1,888,317	$5,888,631	$5,323,813
Cost of sales	1,217,959	1,139,801	3,611,554	3,205,697
Gross profit	771,584	748,516	2,277,077	2,118,116
Selling, delivery and administrative expenses	499,993	501,882	1,496,623	1,409,578
Income from operations	271,591	246,634	780,454	708,538
Interest expense, net	28,843	4,687	91,387	17,509
Other expense, net	4,109	49,717	84,089	106,334
Income before taxes	238,639	192,230	604,978	584,695
Income tax expense	62,780	49,896	158,742	151,363
Net income	$175,859	$142,334	$446,236	$433,332

Basic net income per share:
Common Stock	$2.64	$1.64	$6.70	$4.99
Weighted average number of Common Stock shares outstanding	56,517	76,554	56,517	76,881

Class B Common Stock	$2.64	$1.64	$6.70	$4.98
Weighted average number of Class B Common Stock shares outstanding	10,047	10,047	10,047	10,047

Diluted net income per share:
Common Stock	$2.64	$1.64	$6.69	$4.98
Weighted average number of Common Stock shares outstanding – assuming dilution	66,641	86,728	66,653	87,070

Class B Common Stock	$2.64	$1.64	$6.69	$4.97
Weighted average number of Class B Common Stock shares outstanding – assuming dilution	10,124	10,174	10,136	10,189

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	October 2, 2026	December 31, 2025
ASSETS
Current Assets:
Cash and cash equivalents	$311,914	$281,918
Trade accounts receivable, net	623,828	574,601
Other accounts receivable	238,653	125,086
Inventories	384,259	336,401
Prepaid expenses and other current assets	119,461	108,668
Total current assets	1,678,115	1,426,674
Property, plant and equipment, net	1,651,964	1,604,605
Right-of-use assets - operating leases	101,270	116,611
Leased property under financing leases, net	855	1,160
Other assets	245,537	216,428
Goodwill	165,903	165,903
Other identifiable intangible assets, net	751,750	771,617
Total assets	$4,595,394	$4,302,998

LIABILITIES AND (DEFICIT)/EQUITY
Current Liabilities:
Current portion of debt	$100,000	$100,000
Current portion of obligations under operating leases	23,346	24,412
Current portion of obligations under financing leases	354	556
Accounts payable and accrued expenses	1,137,706	1,003,689
Total current liabilities	1,261,406	1,128,657
Deferred income taxes	151,447	143,738
Pension and postretirement benefit obligations and other liabilities	1,026,870	988,053
Noncurrent portion of obligations under operating leases	80,536	95,076
Noncurrent portion of obligations under financing leases	976	1,188
Long-term debt	2,413,934	2,686,009
Total liabilities	4,935,169	5,042,721

(Deficit)/Equity:
Stockholders’ (deficit)/equity	(339,775)	(739,723)
Total liabilities and (deficit)/equity	$4,595,394	$4,302,998

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	First Nine Months
(in thousands)	2026	2025
Cash Flows from Operating Activities:
Net income	$446,236	$433,332
Depreciation expense, amortization of intangible assets and deferred proceeds, net	173,688	163,224
Fair value adjustment of acquisition related contingent consideration	86,085	104,468
Deferred income taxes	6,526	523
Payments of acquisition related contingent consideration	(5,562)	—
Change in current assets and current liabilities	(43,496)	38,581
Change in noncurrent assets and noncurrent liabilities	(7,213)	(19,120)
Other	8,540	1,905
Net cash provided by operating activities	$664,804	$722,913

Cash Flows from Investing Activities:
Additions to property, plant and equipment	$(219,281)	$(209,994)
Purchases and disposals of short-term investments	—	156,643
Other	(12,798)	(8,324)
Net cash used in investing activities	$(232,079)	$(61,675)

Cash Flows from Financing Activities:
Payments on term loan facility	$(275,000)	$—
Cash dividends paid	(49,923)	(65,310)
Payments of acquisition related contingent consideration	(49,144)	(51,639)
Payments related to share repurchases	(27,972)	(145,698)
Other	(690)	(1,942)
Net cash used in financing activities	$(402,729)	$(264,589)

Net increase in cash and cash equivalents during period	$29,996	$396,649
Cash and cash equivalents at beginning of period	281,918	1,135,824
Cash and cash equivalents at end of period	$311,914	$1,532,473

NON-GAAP FINANCIAL MEASURES(c) The following tables reconcile reported results (GAAP) to adjusted results (non-GAAP):

	Third Quarter 2026
(in thousands, except per share data)	Net sales	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$1,989,543	$771,584	$499,993	$271,591	$238,639	$175,859	$2.64
Fair value adjustment of acquisition related contingent consideration	—	—	—	—	7,971	6,002	0.09
Fair value adjustments for commodity derivative instruments	—	(3,064)	5,627	(8,691)	(8,691)	(6,545)	(0.10)
Total reconciling items	—	(3,064)	5,627	(8,691)	(720)	(543)	(0.01)
Adjusted results (non-GAAP)	$1,989,543	$768,520	$505,620	$262,900	$237,919	$175,316	$2.63

Adjusted % Change vs. Third Quarter 2025	5.4%	2.7%	0.8%	6.7%

Reported gross/operating margin percentage(d)		38.8%		13.7%
Adjusted gross/operating margin percentage(d)		38.6%		13.2%

	Third Quarter 2025
(in thousands, except per share data)	Net sales	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$1,888,317	$748,516	$501,882	$246,634	$192,230	$142,334	$1.64
Fair value adjustment of acquisition related contingent consideration	—	—	—	—	49,350	37,111	0.42
Fair value adjustments for commodity derivative instruments	—	(378)	(84)	(294)	(294)	(221)	—
Total reconciling items	—	(378)	(84)	(294)	49,056	36,890	0.42
Adjusted results (non-GAAP)	$1,888,317	$748,138	$501,798	$246,340	$241,286	$179,224	$2.06

Reported gross/operating margin percentage(d)	39.6%	13.1%
Adjusted gross/operating margin percentage(d)	39.6%	13.0%

Results for the first nine months of 2026 include six additional days compared to the first nine months of 2025. For comparison purposes, the estimated impact of the additional days in the first nine months of 2026 has been excluded from our adjusted(b) volume and financial results below.

	First Nine Months 2026
(in millions)	Sparkling	Still	Total
Volume	206.7	72.1	278.8
Volume related to extra days in fiscal period	(4.1)	(1.3)	(5.4)
Adjusted volume	202.6	70.8	273.4

	First Nine Months 2025
(in millions)	Sparkling	Still	Total
Volume	193.8	66.4	260.3

Reported % Change vs. First Nine Months 2025	6.7%	8.5%	7.1%
Adjusted % Change vs. First Nine Months 2025	4.6%	6.6%	5.1%

	First Nine Months 2026
(in millions)	Sparkling	Still	Total
Bottle/can beverage sales	$3,405.0	$1,990.2	$5,395.2
Bottle/can beverage sales related to extra days in fiscal period	(75.8)	(42.1)	(117.9)
Adjusted bottle/can beverage sales	$3,329.2	$1,948.1	$5,277.3

	First Nine Months 2025
(in millions)	Sparkling	Still	Total
Bottle/can beverage sales	$3,096.9	$1,778.5	$4,875.5

Reported % Change vs. First Nine Months 2025	9.9%	11.9%	10.7%
Adjusted % Change vs. First Nine Months 2025	7.5%	9.5%	8.2%

	First Nine Months 2026
(in thousands, except per share data)	Net sales	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$5,888,631	$2,277,077	$1,496,623	$780,454	$604,978	$446,236	$6.70
Fair value adjustment of acquisition related contingent consideration	—	—	—	—	86,085	64,822	0.97
Fair value adjustments for commodity derivative instruments	—	4,524	12,481	(7,957)	(7,957)	(5,992)	(0.09)
Results of extra days in fiscal period	(132,000)	(55,000)	(25,000)	(30,000)	(30,000)	(22,590)	(0.34)
Total reconciling items	(132,000)	(50,476)	(12,519)	(37,957)	48,128	36,240	0.54
Adjusted results (non-GAAP)	$5,756,631	$2,226,601	$1,484,104	$742,497	$653,106	$482,476	$7.24

Adjusted % Change vs. First Nine Months 2025	8.1%	5.2%	5.2%	5.0%

	First Nine Months 2025
(in thousands, except per share data)	Net sales	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$5,323,813	$2,118,116	$1,409,578	$708,538	$584,695	$433,332	$4.99
Fair value adjustment of acquisition related contingent consideration	—	—	—	—	104,468	78,560	0.90
Fair value adjustments for commodity derivative instruments	—	(899)	770	(1,669)	(1,669)	(1,255)	(0.01)
Total reconciling items	—	(899)	770	(1,669)	102,799	77,305	0.89
Adjusted results (non-GAAP)	$5,323,813	$2,117,217	$1,410,348	$706,869	$687,494	$510,637	$5.88

(c) The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users of the financial statements with additional, meaningful financial information that should be considered, in addition to the measures reported in accordance with GAAP, when assessing the Company’s ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting.
(d) Reported gross margin and reported operating margin are calculated as gross profit and operating income, respectively, as a percentage of net sales. Adjusted gross margin and adjusted operating margin are calculated as adjusted gross profit and adjusted operating income, respectively, which adjust for the impact of fair value changes to our commodity derivative instruments, as a percentage of net sales.